Exhibit 99.1

Singular Bio, Inc.
Financial Statements
Fiscal Years ended December 31, 2018, 2017 and
2016

Singular Bio, Inc.
Index
December 31, 2018, 2017 and 2016

Report of Independent Auditors

The Board of Directors and Stockholders of
Singular Bio, Inc.

Report on the Financial Statements
We have audited the accompanying financial statements of Singular Bio, Inc., which comprise the balance sheets as of December 31, 2018, 2017 and 2016, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.
Managements Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Singular Bio, Inc., as of December 31, 2018, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams

Campbell, California
May 6, 2019

Singular Bio, Inc.
Balance Sheets
December 31, 2018, 2017 and 2016

	2018	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$160,702	$1,140,362	$2,345,107
Prepaid expenses and other current assets	191,631	11,821	17,375
Total current assets	352,333	1,152,183	2,362,482
Property and equipment, net	299,221	367,217	426,408
Total assets	$651,554	$1,519,400	$2,788,890

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of capitalized lease obligations	$46,300	$15,667	$—
Accounts payable	370,853	252,700	126,498
Accrued expenses	188,853	175,543	66,755
Total current liabilities	606,006	443,910	193,253
Convertible promissory notes and accrued interest, net of debt discounts	750,747	427,903	2,788,069
Derivative liability	1,408,916	1,023,302	337,966
Capitalized lease obligations, less current portion	58,003	34,045	-
Total liabilities	2,823,672	1,929,160	3,319,288

Commitments and Contingencies (Note 11)

Convertible preferred stock
Series A and A-1 convertible preferred stock
$0.0001 par value; 13,000,000 shares authorized: 7,068,855 shares issued and outstanding at December 31, 2018 and 2017 (aggregate liquidation preference of $11,310,000 at December 31, 2018)	11,173,041	11,173,041	—

Stockholders’ deficit
Series A convertible preferred stock
$0.0001 par value; 11,406,250 shares authorized: 5,156,250 shares issued and outstanding at December 31, 2016	—	—	8,184,050
Common stock, $0.0001 par value; 20,000,000 shares authorized:
6,061,602, 6,050,769 and 6,002,186 shares issued and outstanding at December 31, 2018, 2017 and 2016, respectively	606	605	600
Additional paid-in capital	471,119	455,009	35,849
Accumulated deficit	(13,816,884)	(12,038,415)	(8,750,897)
Stockholders’ deficit	(13,345,159)	(11,582,801)	(530,398)
Total liabilities, convertible preferred stock and stockholders' deficit	$651,554	$1,519,400	$2,788,890

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statement of Operations
December 31, 2018, 2017 and 2016

	2018	2017	2016

Operating expenses:
Research and development	$1,231,895	$2,152,121	$2,192,066
General and administrative	816,642	631,243	978,213
Total operating expenses	2,048,537	2,783,364	3,170,279
Loss from operations	(2,048,537)	(2,783,364)	(3,170,279)
Interest and other income, net	978,526	2,626	3,596
Interest and derivative revaluation expense	708,458	506,780	168,999
Net loss	$(1,778,469)	$(3,287,518)	$(3,335,682)

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
December 31, 2018, 2017 and 2016

	Convertible preferred stock A		Convertible preferred stock A-1		Convertible preferred stock A		Convertible preferred stock A-1		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2015	—	$—	—	$—	5,156,250	$8,184,050	—	$—	5,979,791	$598	$21,293	$(5,415,215)	$2,790,726
Exercise of common stock options	—	—	—	—	—	—	—	—	22,395	2	7,140	—	7,142
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,416	—	7,416
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,335,682)	(3,335,682)
Balance at December 31, 2016	—	—	—	—	5,156,250	8,184,050	—	—	6,002,186	600	35,849	(8,750,897)	(530,398)
Conversion of Series A to Series A-1	—	—	—	—	(4,893,750)	(7,830,000)	4,893,750	7,830,000	—	—	—	—	—
Conversion of June 2016 Convertible Notes into Series A-1 convertible preferred stock at $1.60 per share in October 2017	—	—	—	—	—	—	1,912,704	3,060,328	—	—	—	—	3,060,328
Reverse split on Series A-1 shares	—	—	—	—	—	—	(2,268,818)	(3,630,110)	—	—	3,630,110	—	—
Issuance of warrants in connection with unit purchase agreement in October 2017	—	—	—	—	—	—	—	(71,337)	—	—	71,337	—	—
Allocation of Series A convertible preferred stock for participating stockholders and new investors in Unit Purchase Agreement	—	—	—	—	2,268,819	3,630,110	—	—	—	—	(3,630,110)	—	—
Reclassification of Series A and Series A-1 convertible preferred stock to mezzanine upon obtaining control	2,531,319	3,984,160	4,537,636	7,188,881	(2,531,319)	(3,984,160)	(4,537,636)	(7,188,881)	—	—	—	—	(11,173,041)
Reclassification of derivative liability to equity upon conversion of convertible promissory notes	—	—	—	—	—	—	—	—	—	—	320,771	—	320,771
Exercise of common stock options	—	—	—	—	—	—	—	—	48,583	5	15,542	—	15,547
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	11,510	—	11,510
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,287,518)	(3,287,518)
Balance at December 31, 2017	2,531,319	3,984,160	4,537,636	7,188,881	—	—	—	—	6,050,769	605	455,009	(12,038,415)	(11,582,801)
Exercise of common stock options	—	—	—	—	—	—	—	—	10,833	1	3,466	—	3,467
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	12,644	—	12,644
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,778,469)	(1,778,469)
Balance at December 31, 2018	2,531,319	$3,984,160	4,537,636	$7,188,881	—	$—	—	$—	6,061,602	$606	$471,119	$(13,816,884)	$(13,345,159)

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statements of Cash Flows
December 31, 2018, 2017 and 2016

	2018	2017	2016

Cash flows from operating activities:
Net loss	$(1,778,469)	$(3,287,518)	$(3,335,682)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	160,795	140,916	107,688
Stock-based compensation	12,644	11,510	7,416
Non-cash interest expense	322,844	455,247	103,811
Non-cash debt expense	385,614	1,022	22,224
Changes in assets and liabilities:
Prepaid expenses and other current assets	(179,810)	5,554	-
Accounts payable	118,153	126,202	49,130
Accrued expenses	13,310	108,788	18,202

Net cash used by operating activities	(944,919)	(2,438,279)	(3,027,211)

Cash flows from investing activities:
Purchase of property and equipment	(3,127)	(30,767)	(170,169)

Net cash used by investing activities	(3,127)	(30,767)	(170,169)

Cash flows from financing activities:
Proceeds from the issuance of convertible promissory notes	-	1,250,000	3,000,000
Repayment of capital leases	(35,081)	(1,246)	-
Cash from exercise of stock options	3,467	15,547	7,142

Net cash provided by (used in) by financing activities	(31,614)	1,264,301	3,007,142

Net decrease in cash and cash equivalents	(979,660)	(1,204,745)	(190,238)

Cash and cash equivalents at beginning of year	1,140,362	2,345,107	2,535,345

Cash and cash equivalents at end of year	$160,702	$1,140,362	$2,345,107

Supplemental disclosure of cash flow information:
Non-cash investing and financing items:
Property and equipment acquired under capital lease obligations	$89,672	$50,958	$—
Conversion of convertible promissory notes and accrued interest into Series A-1 convertible preferred stock	$—	$3,060,328	$—

The accompanying notes are an integral part of these financial statements

Singular Bio, Inc.
Notes to Financial Statements
December 31, 2018, 2017 and 2016

1.	The Company
Business and Organization
Singular Bio, Inc. (“the Company”) is an early-stage molecular diagnostics company, based in San Francisco, California, USA. The Company was incorporated in the state of Delaware on June 6, 2012. The Company is developing novel technologies for single molecule detection, which could be used to detect various genetic conditions of clinical importance. The Company devotes substantially all of its time and efforts to performing research and development, raising capital and recruiting personnel, and has not yet begun commercial sales of its technology.
Significant Risks and Uncertainties
The Company is subject to the risks associated with early stage enterprises, including the need to develop and refine its products and services, develop and execute its sales and marketing plans and obtain adequate financing to fulfill its development activities. Successful completion of the Company's development programs and, ultimately, the attainment of profitable operations, are dependent on future events, including, among other things, its ability to access potential markets; secure financing; develop a sufficient customer base; attract, retain and motivate qualified personnel; develop strategic alliances and develop the intellectual property, which underlie its proprietary technology. Although management believes that the Company will be able to successfully mitigate these risks, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.
Basis of Presentation
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred cumulative net losses of $13.8 million since inception and negative cash flow from operations since inception. During the years ended December 31, 2016, 2017 and 2018, the Company has incurred losses from operating expenses of $3.3 million, $3.3 million and $1.8 million, respectively. Management plans include plans to raise additional debt or equity financing. The Company's focus is on research and development while raising additional rounds of financing. However, there can be no assurance that the Company will be successful in obtaining sufficient debt or equity financing on acceptable terms, if at all. Failure to control operating costs or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future product development, which could have a material adverse effect on the Company's business, operating results, financial condition and ability to achieve its intended business objectives.

2.	Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the expenses during the reporting period, including the valuation of derivative instruments, deferred tax assets, useful lives of property and equipment and stock-based compensation. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s financial statements will be affected.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The risk of concentration with respect to cash and cash equivalents is mitigated by banking with creditworthy financial institutions. All of the Company’s cash and cash equivalents are held at one U.S. financial institution. Such deposits may, at times, exceed federally insured limits.
Cash and Cash Equivalents
The Company considers all highly liquid investments with stated maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market funds.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, consisting of cash and cash equivalents, accounts payable and accrued liabilities and other current liabilities, approximate fair value due to their relatively short maturities. Derivative instruments are carried at fair value based on unobservable market inputs.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization.
Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of five years. Costs of maintenance and repairs that do not improve or extend the useful lives of assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is reflected in the statements of operations.
Derivative Instruments
The Company analyzes embedded features in its convertible promissory notes and bifurcates and separately values as a derivative liability those provisions that require separate recognition. The derivative instruments are recorded at fair value at inception and are subject to remeasurement to fair value at each balance sheet date, with any changes to the fair value recognized in the statement of operations (Note 3).
Research and Development
Research and development expenses primarily consisting of personnel costs, laboratory supplies costs, capital expenses that have no alternative future use and other materials costs are charged to operations as incurred.
Stock-Based Compensation
The Company records compensation expense in connection with options granted to employees in accordance with Accounting Standards Codification (“ASC”) 718, Stock Compensation. This guidance requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. Calculating the fair value of stock options using the Black-Scholes model requires certain highly subjective inputs and assumptions. The Company estimates the expected term of options granted based on the simplified method under the guidance of Security and Exchange Commission’s Staff Accounting Bulletin (“SAB”) Topic 14 as codified into a new Accounting Standards Update (“ASU”). The Company estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable, publicly-traded companies in its industry group.
The Company has adopted ASC 2016-09 and no longer records forfeitures on share-based awards and instead, has elected to record forfeitures as they occur.
The absence of an active market for the Company’s stock also requires the Company’s Board of Directors, which includes members who possess extensive business, finance and venture capital experience, to determine the fair value of its common stock for purposes of granting options. The Company obtains contemporaneous third-party valuations to assist the board of directors in determining the fair value of the Company’s common stock. All options granted are exercisable at a price per share not less than fair value of the shares of tying those options on their respective dates of grant. The Company records stock-based compensation expense for its stock options on a straight-line basis over the requisite service period, which is generally four years.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefit for which the future realization is uncertain.
The tax effects of a position are recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss (“NOL”) carryforwards created in tax years beginning after December 31, 2017.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its ASC or other standard setting bodies and adopted by the Company as of the specified effective date, unless otherwise discussed below.
Recently Adopted Accounting Pronouncements
In May 2017, FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. ASU 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments in this update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company adopted this new guidance beginning January 1, 2018, on prospective basis, which did not result in a material impact on its financial statements and related disclosures.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which requires changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update are effective for interim and annual periods beginning after December 15, 2017. The Company adopted this new guidance beginning January 1, 2018, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.

In March 2016, FASB issued ASU 2016-09, Stock Compensation Improvements to Employee Share-Based Payment Accounting. On January 1, 2017, the Company adopted the amendments to ASC 718, which simplify accounting for share-based payment transactions. Prior to this amendment, excess tax benefits resulting from the difference between the deduction for tax purposes and the compensation costs recognized for financial reporting were not recognized until the deduction reduced taxes payable. Under the new method, the Company recognizes excess tax benefits in the current accounting period. In addition, the Company has stopped estimating forfeitures and elected to recognize the actual forfeitures by reducing the employee share-based compensation expense in the same period as the forfeitures occur. The Company has adopted these changes in accounting method using the modified retrospective method under which the Company should recognize the cumulative effect adjustment to the opening accumulated deficit as of January 1, 2017. The cumulative effect of the changes as of January 1, 2017 for the adoption of ASU 2016-09 was immaterial. Hence, the Company did not recognize the cumulative effect adjustment in its financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The updated guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The amendment to the standard is effective for financial statements issued for interim and annual periods beginning after December 15, 2017. The Company adopted this new guidance beginning January 1, 2018, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.
In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This update simplifies the accounting for certain financial instruments with down round features, a provision in an equity- linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares and convertible debt instruments issued by private companies and early-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The provisions of this update related to down rounds are effective for public entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The amendments in Part I should be applied (1) retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim periods; (2) retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. The Company early adopted this new guidance beginning January 1, 2017, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.
New Accounting Pronouncements Not Yet Adopted
In June 2018, the FASB issued ASU 2018-07, Compensation Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. The transition method provided by ASU 2018-07 is a modified retrospective basis which recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in ASU 2018-07 are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity's adoption date of Topic 606. The Company is currently evaluating the impact of adopting this guidance on its financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASC 842”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASC 842 supersedes the previous leases standard, ASC 840 Leases. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, an update which provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for interim and annual periods beginning after December 15, 2018 and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-02 on its financial statements and related disclosures.
With the exception of the updated standards discussed above, there have been no new accounting pronouncements that have significance, or potential significance, to the Company’s financial statements.

3.	Fair Value Measurements
Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:
Level 1        Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2        Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3        Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
At December 31, 2016, 2017 and 2018, the financial assets and liabilities measured at fair value on a recurring basis were the embedded derivative liability associated with the convertible notes, which were classified as Level 3 because they were based on unobservable inputs.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements at December 31, 2016
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$2,005,664	$ —	$ —	$2,005,664
Total	$2,005,664	$ —	$ —	$2,005,664
Liabilities:
2016 embedded derivative liability	$ —	$ —	$337,966	$337,966
Total	$ —	$ —	$337,966	$337,966

	Fair Value Measurements at December 31, 2017
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$907,238	$ —	$ —	$907,238
Total	$907,238	$ —	$ —	$907,238
Liabilities:
2016 embedded derivative liability	$ —	$ —	$18,217	$18,217
2017 embedded derivative liability	—	—	1,005,085	1,005,085
Total	$ —	$ —	$1,023,302	$1,023,302

	Fair Value Measurements at December 31, 2018
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$89,669	$ —	$ —	$89,669
Total	$89,669	$ —	$ —	$89,669
Liabilities:
2016 embedded derivative liability	$ —	$ —	$59,879	$59,879
2017 embedded derivative liability	—	—	1,349,037	1,349,037
Total	$ —	$ —	$1,408,916	$1,408,916

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Fair value as of December 31, 2015:	$ —	$ —
Issuance of financial instruments	316	—
Change in fair value included in other income (expense), net	22	—
Fair value as of December 31, 2016	338	—
Issuance of financial instruments		1,005
Derecognition of financial instruments in connection with equity restructuring	(321)	—
Change in fair value included in other income (expense), net	1	—
Fair value as of December 31, 2017	18	1,005
Change in fair value included in other income (expense), net	41	344
Fair value as of December 31, 2018	$59	$1,349
The Company used a hybrid method between the probability-weighted expected return method (“PWERM”) and the Black-Scholes option pricing model to estimate the fair value of the 2016 and 2017 embedded derivative liabilities. The PWERM is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the economic and control rights of each share class. The Company estimated the probability-weighted value across multiple scenarios, and using the Black Scholes option pricing model to determine the fair value of each scenario, in order to estimate the aggregate fair value of the embedded derivative liabilities present in each convertible note. In this valuation, the Company considered possible outcomes under PWERM including: (1) a qualified financing, (2) a change in control, (3) an IPO, (4) a voluntary conversion by the noteholders, (5) a litigation settlement against a third-party, (6) a repayment under an event of default or (7) a repayment at maturity. Estimates of fair value using the Black Scholes option pricing model are affected by assumptions regarding a number of complex variables, including expected term, expected volatility, expected dividend and risk-free interest rate. Specifically, at December 31, 2016, the fair values recognized for the 2016 embedded derivative liability assumed volatilities of 38-43%, risk-free rates of 0.74-1.56%, no dividends expected to be paid and an expected term based on the timing for each scenario ranging from 0.8 to 3.5 years. At December 31, 2017, the fair values recognized for the 2016 and 2017 embedded derivative liabilities assumed volatilities of 33-45%, risk-free rates of 1.35-2.10%, no dividends expected to be paid and an expected term based on the timing for each scenario ranging from 1.0 to 4.0 years. As of December 31, 2018, the Company was negotiating a term sheet for a qualified financing, which closed on January 31, 2019 (see Subsequent Event footnote below). At the time of the redemption of the convertible notes at the close of the qualified financing, the fair value of the 2016 and 2017 embedded derivative liabilities were determined to be $59,000 and $1.35 million, respectively.

4.	Property and Equipment
Property and equipment as of December 31, 2016, 2017 and 2018 consisted of the following:

	2018	2017	2016
Computer and Office Equipment	$50,337	$48,189	$48,189
Laboratory Equipment	808,798	718,146	636,422
Total Property and Equipment	859,135	766,335	684,611
Less: Accumulated Depreciation	(559,914)	(399,118)	(258,203)
Net Property and Equipment	$299,221	$367,217	$426,408

The gross carrying amounts of capital leases included property and equipment were $0, $50,958 and $140,630 with associated accumulated depreciation of $0, $0 and $19,959 for the years ending December 2016, 2017 and 2018, respectively. Depreciation expense for the years ended December 31, 2016, 2017 and 2018 was $107,688, $140,916 and $160,795, respectively.

5.	Convertible Notes
2016 Convertible Note
On June 21, 2016, the Company received $3.0 million in gross proceeds from the issuance of the 2016 Convertible Notes (the “2016 Convertible Notes”) from related parties. Interest on the unpaid principal balance of the 2016 Convertible Notes accrues at an annualized rate of 6.0% and is payable at maturity. Unless converted or redeemed upon occurrence of certain events, the 2016 Convertible Notes mature on June 21, 2021. Under the 2016 Convertible Notes, the principal and interest become due at the earlier of (i) the maturity date or (ii) an event of default.
The 2016 Convertible Notes include embedded derivatives that are required to be bifurcated and accounted for separately as a single, compound derivative instrument. If the note had not been prepaid or converted prior to the maturity date, the principal and accrued interest of the Notes would automatically convert into equity at the initial closing of the next qualified financing round that raised an aggregate of at least $7.5 million. The 2016 Convertible Notes would convert at a rate of 75% of the price paid by the equity investors. If the 2016 Convertible Notes had not been prepaid or converted prior to maturity, and the Company completes a qualified financing or an Initial Public Offering or IPO, then the 2016 Convertible Notes will convert at the greater of the Base Conversion Price or 75% of the price per share paid by other investors in the financing. If the 2016 Convertible Notes had not been prepaid or converted prior to maturity, and the Company completes a change of control merger, then the investor could either get repaid the principal and accrued interest, or if the 2016 Convertible Notes convert into shares, they would convert into the Series A preferred shares at the Base Conversion Price. The choice of being paid in cash or converting into equity is up to the noteholder. The conversion to Series A in this scenario requires the election of the majority of stockholders. If there is a default under the 2016 Convertible Notes prior to the Maturity date, the entire principal and accrued interest will become payable in cash at par. The Company determined that the share settled redemption in the case of a qualified financing or an IPO represents an embedded derivative that is not clearly and closely related to the debt host and is accounting for these two settlement alternatives as separate embedded derivative liabilities.
The Company determined the fair value of the embedded derivatives liabilities on the 2016 Convertible Notes to be approximately $316,000 on the issuance date, which was recorded as a debt discount. The debt discount is being amortized over the five-year period through the maturity date using a straight-line method, which approximates the interest method. The Company used a combination of the PWERM and the Black Scholes option pricing model to determine the fair value (Note 3).
At the end of each reporting period on December 31, the Company remeasured the fair value of the embedded derivative, and any change in fair value is recognized in the statements of operations. The 2016 Convertible Notes interest expense for the years ended December 31, 2016, 2017 and 2018 was $95,178, $131,790 and $9,158, respectively, including debt discount amortization of $33,000, $49,000 and $3,000, respectively.
In October 2017, in connection with the Equity Recapitalization, a total of $3,060,000 in aggregate principal and accrued interest from 2016 Convertible Notes converted into a total of 1,912,704 shares of Series A preferred stock at $1.60 per share (see Note 8 below). At the time of the conversion, the associated embedded derivative liability of $321,000 was reclassified to equity.

The weighted average interest rate for borrowings outstanding at December 31, 2016, 2017 and 2018 was 6.0%, 6.0% and 6.0%, respectively.
2017 Convertible Note
On October 6, 2017, the Company received $1.25 million in gross proceeds from the issuance of the 2017 convertible notes (the “Convertible Notes”) from related and unrelated parties under a Unit Purchase Agreement. Interest on the unpaid principal balance of the 2017 Convertible Notes accrues at an annualized rate of 6.0% and is payable at maturity. Unless converted or redeemed upon occurrence of certain events, the 2017 Convertible Notes mature on October 6, 2022. Under the 2017 Convertible Notes, the principal and interest become due at the earlier of (i) the maturity date, (ii) an event of default or (iii) a financing or a merger.
The 2017 Convertible Notes include embedded derivatives that are required to be bifurcated and accounted for separately as a single, compound derivative instrument. If the 2017 Convertible Notes have not been converted or prepaid prior to the maturity date, the principal and accrued interest of the 2017 Convertible Notes automatically convert into equity at the initial closing of the next financing round that raised an aggregate of at least $10.0 million or an amount agreed upon by the noteholders. The 2017 Convertible Notes would convert at a rate of 50% of the price paid by the equity investors. If the 2017 Convertible Notes had not been converted or prepaid prior to maturity, and the Company completes an IPO, then the 2017 Convertible Notes will convert at 50% of the price per share paid by other investors in the IPO.
If the 2017 Convertible Notes had not been converted or prepaid prior to maturity, and the Company completes a change of control merger, then the investor could either get repaid at 200% of the principal, or if the 2017 Convertible Notes convert into shares, they would convert at 50% of the Series A preferred stock issuance price. The choice of being paid in cash or converting into equity is up to the noteholder. The note holder may also voluntarily convert their note at any time prior to the maturity date into Series A preferred stock at 50% of the original issuance price or if a non-qualified financing has taken place, at 50% of the price paid by investors in that financing.
If there is a default under the 2017 Convertible Notes prior to the maturity date, the entire principal and accrued interest will become payable in cash at par. The Company determined that the share settled redemption in the case of a qualified financing, a change in control, an IPO or upon the voluntary conversion by the Noteholder, as well as the accelerated cash repayment in the case of change in control and a litigation settlement represents an embedded derivative that is not clearly and closely related to the debt host, and is accounting for these multiple settlement alternatives as embedded derivative liabilities.
The Company determined the fair value of the embedded derivative liabilities on the 2017 Convertible Notes to be approximately $1.0 million on the issuance date, which was recorded as a debt discount. The debt discount is being amortized over the five-year period through the maturity date using a straight-line method, which approximates the interest method. The Company used a combination of the PWERM and the Black Scholes option pricing model to determine the fair value (Note 3). At the end of each reporting period on December 31, the Company remeasured the fair value of the embedded derivative, and any change in fair value is recognized in the statement of operations. During 2018, the Company recorded an increase in the fair value of the embedded derivative liability of $344,000 as an expense in the statements of operations.
In conjunction with the 2017 Convertible Note issuance, the Company reclassified preferred stock into mezzanine capital.
The 2017 Convertible Notes interest expense for the years ended December 31, 2017 and 2018 was $17,671 and $75,000, respectively, including debt discount amortization of $47,337 and$200,907, respectively.

The weighted average interest rate for borrowings outstanding at December 31, 2017 and 2018 was 6.0% and 6.0%, respectively.

6.	Accrued Liabilities
Accrued liabilities as of December 31, 2016, 2017 and 2018 consisted of the following:

	2018	2017	2016
Accrued Liabilities
Accrued Payroll Expenses	$144,686	$136,935	$40,345
Accrued Interest	355	356	—
Accrued Taxes	1,650	1,719	4,100
Accrued Deferred Income	25,000	—	—
Accrued Other Expenses	17,162	36,533	22,310
Total	$188,853	$175,543	$66,755

7.	Common Stock Warrants
In connection with the October 2017 Equity Restructuring described in Note 8, the Company issued warrants to certain investors to purchase 2,268,818 exercise price of $3.50 per share. These warrants are exercisable from the date of issuance until the earlier of ten years after the date of issuance or immediately prior to the closing of an initial public offering or change of control merger of the Company's stock. The value of the warrants was determined to be approximately $71,000, which was recorded as cost of financing in equity on the date of issuance. The Company determined the fair value of the outstanding convertible common stock warrants utilizing a Black Scholes option pricing model based on assumptions of a volatility of 45%, risk free rate of 2.37%, a contractual term of ten years and no dividends.

8.	Equity
Preferred Stock
As of December 31, 2016, 2017 and 2018, the Company had outstanding Series A and A-1, preferred stock, par value of $0.0001 (individually referred to as “Series A or A-1”, or collectively “Preferred Stock”) as follows (in thousands, except share data).

December 31, 2017	Preferred Stock		Liquidation Value	Carrying Value
	Authorized	Outstanding
Series A preferred stock	8,000,000	2,531,319	$4,050	$4,050
Series A-1 preferred stock	5,000,000	4,537,636	7,260	7,260
Total	13,000,000	7,068,955	$11,310	$11,310

December 31, 2018	Preferred Stock		Liquidation Value	Carrying Value
	Authorized	Outstanding
Series A preferred stock	8,000,000	2,531,319	$4,050	$4,050
Series A-1 preferred stock	5,000,000	4,537,636	7.260	7.260
Total	13,000,000	7,068,955	$11,310	$11,310

Significant terms of the Preferred Stock are as follows:
Voting Rights
Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Charter, holders of Preferred Stock shall vote together with the holders of

Common Stock as a single class. The holders of a majority of the Series A preferred shares are entitled to elect two members of the Board of Directors, and the holders of the majority of the common stock are entitled to elect two members of the Board of Directors, and one independent director is appointed to the Board of Directors.
Dividends
The holders of shares of the Company’s preferred stock are entitled to receive dividends at the rate of 6% per year of the original issuance price, compounding quarterly on each outstanding share of preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends are cumulative, meaning they accrue, until paid, from the date of issuance of each round of shares, whether or not declared.
No dividends had been declared or paid by the Company as of December 31, 2016, 2017 and 2018. The Company had unrecorded cumulative dividends of $1,647,881, $266,987 and $977,412 as of December 31, 2016, 2017 and 2018, respectively.
Liquidation
In the event of any liquidation event, the holders of the Series A and Series A-1 preferred stock are entitled to receive in any distribution of any of the assets of the Company in preference to the holders of the common stock, an amount equal to the greater of (a) the original issue price, adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar-dilution all accruing but unpaid dividends, whether or not declared on such shares, or (b) such amount per share as would have been payable had all shares of preferred stock been converted into common stock immediately before such liquidation. After the payment of the liquidation preference to the Series A and Series A-1 preferred holders, all remaining assets available for distribution will be distributed ratably among the holders of the common stock. If available assets are insufficient to pay the full liquidation preference of a given series of preferred stock, the assets available for distribution to holders of such preferred stock will be distributed among such holders on a pro rata basis.
Conversion
Shares of any series of preferred stock can be converted, at the option of the stockholder, into such number of fully paid and non-assessable shares of common stock. The conversion price is determined by dividing the original issuance price applicable to each series of preferred stock, adjusted for any anti-dilution adjustments, by the applicable conversion price for such series. As of December 31, 2016, 2017 and 2018, the Company’s preferred stock is convertible into the Company’s shares of common stock on a one-for-one basis.
Shares of preferred stock shall automatically be converted into shares of common stock at the then effective conversion rate for such share, upon earlier to occur of: (1) the date, or the occurrence of event, specified by the vote of or written consent of the holders of at least a majority of the preferred stock voting together as a single class on an as-converted basis; and (2) immediately prior to the consummation of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of t common stock, provided that the per share price is at least three times the original issuance price and gross proceeds to the Company are equal to or greater than $50.0 million.
Redemption
The Series A and A-1 preferred stock are not redeemable.
October 2017 Equity Restructuring
In October 2017, in connection with the then outstanding shares of Series A and 2016 convertible notes were subject to an overall recapitalization structure.

The impact of the recapitalization on the various securities outstanding depended upon whether the holder of an affected security participated in the 2017 Convertible Note financing by purchasing the 2017 Convertible Notes for cash on at least a pro rata basis, as described in the agreements underlying the 2017 Convertible Notes.
For those existing holders of Series A preferred shares who participated in the financing as part of the recapitalization, shares of their then outstanding Series A were subject to a 4.11152381-for-1 forward stock split. The original issuance price, liquidation value and dividend rights remained the same. As a result of the recapitalization, 262,500 shares owned by the participating Series A preferred stock with a liquidation preference of $420,000 were converted into 1,079,275 shares with a liquidation preference of $1,726,800. All of the participants in the 2017 Convertible Notes were issued a total of 2,268,818 shares of Series A preferred stock with an aggregate liquidation value of $3,630,108, which was recorded as a charge to additional paid in capital at the time of the issuance.
For those existing Series A preferred stockholders and 2016 noteholders who did not participate in their pro rata portion of the 2017 Convertible Notes, their Series A preferred stock was 3-for-2 reverse split and they were mandatorily converted into Series A-1 preferred stock. The Series A-1 preferred stock had the same liquidation and dividend rights as the Series A preferred stock. The 2016 noteholders who did not participate had their principal and accrued interest under the 2016 Convertible Notes totaling $3.1 million convert into 1,912,704 shares of Series A preferred stock (before the 3-to-2 reverse stock split). These 1,912,704 Series A shares, along with 4,893,750 shares of Series A preferred stock owned prior to the equity restructuring by the non-participating stockholders with an aggregate liquidation value of $10,890,000, then converted into 4,537,636 shares of Series A-1 preferred stock having a liquidation value of $7,260,000. The non-participating stockholders were then granted a total of 2,268,818 warrants to purchase common stock with an exercise price of $3.50 per share. The Company determined the fair value of these warrants to be approximately $71,000 using a Black Sholes option pricing model, which was recorded as a cost of financing in additional paid in capital on the balance sheet.
The recapitalization has been accounted for as an extinguishment of the various securities involved as the changes to the terms of the affected securities were significantly modified. The carrying values of the Series A shares, the 2016 convertible notes, 2016 embedded derivative liability for the non-participating stockholders and noteholders were removed and the fair value of the new securities (Series A, Series A-1) issued was recorded. The gain (loss) on extinguishment has been recorded as a change to additional paid-in-capital of $3.6 million for the related party components of the recapitalization.
Common Stock
As of December 31, 2016, 2017 and 2018, the Company’s certificate of incorporation authorized the Company to issue 20,000,000, 20,000,000 and 20,000,000, respectively, shares of common stock at the par value of $0.0001 per share. The holder of each share of common stock is entitled to one vote per share. As of December 31, 2016, 2017 and 2018, the Company had shares of common stock reserved for future issuance as follows:

	December 31, 2016	December 31, 2017	December 31, 2018
Conversion of Series A preferred stock	5,156,250	2,531,319	2,531,319
Conversion of Series A-1 preferred stock	—	4,537,636	4,537,636
Exercise of common stock warrants	—	2,268,818	2,268,818
Exercise of outstanding options under the Plan	308,036	374,769	404,238
Issuance of common stock under the Plan	452,828	337,512	297,210
Total	5,917,114	10,050,054	10,039,221

9.	Stock-Based Compensation
Stock Option Plan
Under the Company’s 2014 stock option plan (the “Plan”), the Company may grant options to purchase, or directly issue in the form of stock awards, 786,800 shares of common stock at prices equal to the fair market value at the date of grant or issue. The options generally expire ten years from the date of grant and generally vest over four years. Options can be exercised prior to vesting and the Company has the right to repurchase any unvested shares at the original exercise price. The right of repurchase expires over the vesting period of the initial option award. As of December 31, 2016, 2017 and 2018, 20,000, 28,000 and 0, respectively, of the shares of common stock options have been early exercised and are subject to repurchase.
A summary of option activity under the Plan through December 31, 2016, 2017 and 2018 is as follows:

	Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Balances at December 31, 2015	516,265	270,535	$0.32
Options granted	(92,501)	92,501	0.32
Options exercised	22,395	(22,395)	0.32
Options cancelled and forfeited	32,605	(32,605)	0.32
Balances at December 31, 2016	478,764	308,036	0.32	8.72
Options vested at December 31, 2016		170,904	0.32
Options vested and expected to vest at December 31, 2016		308,036	0.32

Balances at December 31, 2016	478,764	308,036	0.32
Options granted	(172,193)	172,193	0.32
Options exercised	48,583	(48,583)	0.32
Options cancelled and forfeited	56,877	(56,877)	0.32
Balances at December 31, 2017	412,031	374,769	0.32	8.26
Options vested at December 31, 2017		281,968	0.32
Options vested and expected to vest at December 31, 2017		374,769	0.32

Balances at December 31, 2017	412,031	374,769	0.32
Options granted	(95,000)	95,000	0.32
Options exercised	10,833	(10,833)	0.32
Options cancelled and forfeited	54,698	(54,698)	0.32
Balances at December 31, 2018	382,562	404,238	0.32	7.92
Options vested at December 31, 2018		(1,246)	0.32
Options vested and expected to vest at December 31, 2018		15,547	0.32

Stock option exercises above include unvested early exercises subject to repurchase.
The following table summarizes information about stock options outstanding and exercisable as of December 31, 2016, 2017 and 2018:

			Outstanding		Exercisable
	Range of Exercise Prices	Shares	Weighted-Average Remaining Contractual Term	Weighted-Average Exercise Price	Number of Vested Shares	Weighted-Average Exercise Price
December 31, 2016	$0.320	308,036	8.72	$0.320	170,904	$0.320
December 31, 2017	$0.320	374,769	8.26	$0.320	281,968	$0.320
December 31, 2018	$0.320	404,238	7.92	$0.320	293,918	$0.320

The weighted-average grant date fair value of options granted in the years ended December 31, 2016, 2017 and 2018 was $0.1410, $0.1382 and $0.1332, per share, respectively.
As of December 31, 2016, 2017 and 2018, there were approximately $11,512, $180,596 and$172,018, respectively, of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of 4 years, the average life of an option grant.
Total stock-based compensation expense was $7,416, $11,510 and $12,644 for the year ended December 31, 2016, 2017 and 2018, respectively.
Risk-Free Interest Rate
The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the option.
Expected Volatility
As the Company is privately held, there is no observable market for the Company’s common stock. Accordingly, expected volatility has been estimated based on the volatilities of similar publicly traded companies.
Expected Dividend
The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy.
Expected Term
The expected term of options represents the period that the Company’s stock-based based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock option awards granted, the expected term has been estimated using the simplified method.
The fair value of the Company’s stock-based awards issued to employees for the years ended December 31, 2016, 2017 and 2018 were estimated using the following weighted-average assumptions:

Employee Grants	2018	2017	2016

Risk-free interest rate	2.47-2.79%	2.05-2.12%	1.26%
Volatility	38-41%	38-39%	38%
Expected dividend yield	-	-	-
Expected term (in years)	6.08	6.08	6.08

Non-Employee Grants	2018	2017	2016

Risk-free interest rate	2.79%	2.33%	1.57%
Volatility	41%	46%	46%
Expected dividend yield	-	-	-
Expected term (in years)	10.00	10.00	10.00

Valuation Method

The Company estimates the fair value of stock options granted using the Black-Scholes valuation model.

10.	Income Taxes
There were no significant components of income tax expense attributable to continuing operations for the years ended December 31, 2018, 2017 and 2016. Income taxes paid to taxing authorities, which were not significant, are included in “Interest and other income, net”.
The effective tax rate on operations of 0% for the year ended December 31, 2018 varied from the effective rate on operations of 0% for the year ended December 31, 2017 varied from the statutory allowance. The effective tax rate on operations of 0% for the year ended December 31, 2016 varied from the statutory rate of 34% primarily due to change in tax rate and the increase in the Company’s valuation allowance. The effective tax rate on operations of 0% for the year ended December 31, 2016 varied from the statutory rate of 34%, primarily due to the increase in the Company’s valuation allowance.
On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (TCJA) that significantly reformed the Internal Revenue Code of 1986, as amended. The TCJA reduces the corporate tax rate to 21% beginning with years starting January 1, 2018. Because a change in tax law is accounted for in the period of enactment, the deferred tax assets and liabilities have been adjusted to the newly enacted U.S. corporate rate, and the related impact to the tax expense has been recognized as of both December 31, 2018 and 2017.
Significant components of our deferred tax assets and liabilities are as follows:

	December 31, 2018	December 31, 2017	December 31, 2016
Deferred tax assets:
Net operating loss carryforwards	$2,652,232	$2,519,275	$2,740,361
Section 179 deduction	180,419	160,931	232,767
Startup cost	274,474	200,866	220,352
R&D credit	662,596	603,910	504,613
Other liabilities	154,130	109,891	76,981
Total deferred tax assets	3,923,851	3,594,873	3,775,074

Deferred tax liabilities
Fixed assets	(83,733)	(102,760)	(169,857)
Prepaid expense	(2,938)	(1,461)	(4,292)
Total deferred tax liabilities	(86,681)	(104,221)	(174,149)

Valuation allowance	(3,837,180)	(3,490,652)	(3,600,925)
Net deferred taxes	$ -	$ -	$ -

The federal and state NOL tax liabilities in future years. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts of assets and liabilities used for income tax purposes. The Company had cumulative federal and state NOLs carryforwards of approximately $9.5 million, $9.0 million and $6.9 million as of December 31, 2018, 2017 and 2016, respectively. The Company had cumulative federal Section 179 deduction carryforwards of approximately $859,000, $766,000 and $685,000, as of December 31, 2018, 2017 and 2016, respectively. Additionally, as of December 31, 2018, the Company had research and development credits of approximately $383,000 and $612,000 for federal and state purposes, respectively. The Federal credit carryforwards begin to expire in 2033. State credit carryforwards have no expiration date.
The Company has established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding realization of such assets. The net change in the valuation allowance was an increase of approximately $347,000 for the year ended December 31, 2018, a decrease of approximately $110,000 for the year ended December 31, 2017 and an increase of approximately $1,343,000 for the year ended December 31, 2016. The net changes in the valuation allowance were primarily related to additional operating loss incurred, Section 179 deduction increases and differences in tax and book basis of fixed asset and other liabilities.
The NOLs arising in the tax year beginning before January 1, 2018 can be carried back two years and forward twenty years. Under the new TCJA law, the NOLs arising in the tax year beginning after December 31, 2017 can only offset 80% of taxable income in any given tax year, but the remaining can be carried forward indefinitely. The new TCJA law also increases the maximum Section 179 deduction to $1.0 million and the phase-out threshold amount to $2.5 million beginning January 1, 2018.
The Company accounts for uncertain tax positions utilizing the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes. As of December 31, 2018, the Company had approximately $127,000 and $204,000 of federal and state cumulative unrecognized tax benefits, respectively. Realization of the unrecognized tax benefits is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The Company does not have any tax positions for which it is reasonably possible that the total amount of gross unrecognized would increase or decrease within 12 months of the year ended December 31, 2017.
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no such expense recorded during 2017.
The Company is subject to federal and state income tax. The statute of limitations is open for all years in all jurisdictions.

11.	Commitments and Contingencies
Commitments
The Company's commitments consist of non-cancelable operating leases for office facilities and capital leases for laboratory equipment contractual obligations at December 31, 2018 are as follows:

Years Ending December 31:	Capital Lease Obligations	Facility Lease Obligations	Total
2019	$52,386	$26,813	$79,199
2020	52,386	-	52,386
2021	8,265		8,265
Total	$113,037	$26,813	$139,850

The Company’s current operating lease, entered into as of March 2018, for office space allows for termination of the lease with 60 days’ notice, after the first 6 months.

Rent expense for the years ended December 31, 2016, 2017 and 2018 was $129,300, $129,300 and $256,522, respectively.
Capital Leases
Singular Bio maintains capital leases on two pieces of laboratory equipment. The lease liability reported on the balance sheets in long-term and short-term portions. The fair value of the assets is $138,407, and the value and associated depreciation are included in the Property and Equipment section above.

Fiscal years ending December 31:
2019	$52,386
2020	52,386
2021	8,265
Total	113,037
Less: interest portion	8,734
Less: current portion	46,300
$58,003

Other Commitments
On August 20, 2017, the Company entered into an agreement with an investment bank, to assist with the Company’s Series B funding efforts. In the event of a change in control, the Company owes investment bank $150,000 in fees.
Contingencies
From time to time, the Company may become involved in litigation. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

12.	Co-Development Agreement
In September 2018, the Company entered into a co-development agreement, which provides the Company fees of $3,000,000. The duration of the agreement is twelve months and requires the Company’s performance under the agreement to be entitled to the $3,000,000. The Company has determined that ratable recognition of the fees over the twelve-month term to be the appropriate basis of recognition. Through December 31, 2018, the Company had invoiced and collected $1,000,000 under the agreement, and recognized $975,000 as other income, which is included in “Interest and other income, net” in the Company’s statements of operations and the remaining $25,000 was recorded in “Accrued expenses” in the Company’s balance sheets.

13.	Subsequent Events
Management has evaluated events occurring after December 31, 2018, and through May 6, 2019, the date the financial statements were available for issuance, for items that may require adjustment to or disclosure in the financial statements.
On January 2, 2019, Singular Bio received co-development fees of $2.0 million. On January 31, 2019, Singular Bio closed its Series B financing for $5,049,778. The completion of this financing resulted in the conversion of the remaining 2016 Convertible Notes and the 2017 Convertible Note into equity and all liens against non-core Intellectual Property owned by Singular Bio were discharged.